Exhibit 10.11.6
AMENDMENT NO. 2
TO
TRINITY INDUSTRIES, INC.
2004 STOCK OPTION AND INCENTIVE PLAN
     WHEREAS, TRINITY INDUSTRIES, INC. (the “Company”) adopted the TRINITY INDUSTRIES, INC. 2004 STOCK OPTION AND INCENTIVE PLAN (the “Plan”); and
     WHEREAS, pursuant to Section 24 of the Plan, the Board reserved the right to amend any provision of the Plan; and
     WHEREAS, Section 27 of the Plan was previously amended by Amendment No. 1 to the Plan to allow greater flexibility to Participants who are subject to tax withholding obligations related to Awards under the Plan; and
     WHEREAS, the Board has determined that it is appropriate to further amend Section 27 of the Plan to address the tax withholding obligations related to Awards under the Plan;
     NOW, THEREFORE, the Plan is amended as follows, effective on the date of adoption of this Amendment No. 2 by the Board:
I.
     Amendment No. 1 to the Plan is hereby revoked and withdrawn in its entirety, eliminating paragraphs (c) and (d) of Section 27.
II.
     Section 27 of the Plan entitled “Tax Withholding and 83(b) Election” is amended in its entirety to read as follows:
     (a) The amount, as determined by the Committee, of the minimum required statutory federal, state, or local tax required to be withheld by the Company attributable to amounts payable or Shares deliverable under the Plan shall be satisfied, at the election of the recipient of the Award, but subject to the consent of the Committee, either (i) by payment by the recipient to the Company of the amount of such withholding obligation in cash (the “Cash Method”); (ii) in the case of Awards payable in cash, through retention by the Company of cash equal to the amount of such withholding obligation; or (iii) in the case of Awards deliverable in Shares, through the retention by the Company of a number of Shares having a Fair Market Value equal to the amount of such withholding obligation (the “Share Retention Method”). The cash payment or the amount equal to the Fair Market Value of the Shares so withheld, as the case may be, shall be remitted by the Company to the appropriate taxing authorities. The Committee shall determine the time and manner in which the recipient may elect to satisfy a withholding obligation by either the Cash Method or the Share Retention Method. Notwithstanding anything else in the

Plan or Award to the contrary, any recipient of an Award under the Plan who is subject to Section 16 of the Securities Exchange Act of 1934 shall satisfy such withholding obligation under this Section 27 by the Share Retention Method, and neither the Company nor the Committee shall have any discretion to permit the satisfaction of such withholding obligation by any other means.
     (b) Unless otherwise expressly provided in the Award, if a holder is granted an Award subject to a “substantial risk of forfeiture” as defined in Section 83 of the Code and related regulations, then such holder may elect under Section 83(b) of the Code to include in his gross income, for his taxable year in which the Award is granted to such holder, the excess of the Fair Market Value (determined without regard to any restriction other than one which by its terms will never lapse), of such Award at the date of grant, over the amount (if anything) paid for such Award. If the holder makes the Section 83(b) election described above, the holder shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Committee with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to pay to the Company the minimum required statutory federal, state, or local tax required to be withheld by the Company.
III.
     Section 27 of the Plan entitled “Indemnification” is amended to be renumbered as Section 28.
IV.
     In all other respects, the terms of the Plan are ratified and confirmed.
Executed this 4th day of March, 2008.

TRINITY INDUSTRIES, INC.
By:	/s/ Timothy R. Wallace
Name:	Timothy R. Wallace
Title:	Chairman, President and CEO